Exhibit 10.1

MANUFACTURING AND SUPPLY AGREEMENT

between

Combimatrix Corporation ("Company")

and

Furuno Electric Company, Ltd. (“MANUFACTURER”)

(Dated as of 01 July 2006)

CONTENTS

Section 1.	Purchase and Sale of Products	1
1.1	Orders	1
1.2	Delivery	1
1.3	Rejection of Noncomplying Products	2
1.4	Schedule; Delay	2
1.5	Warranty	2
1.6	Location of Manufacture	2
1.7	Product Records	3
Section 2.	Compensation	3
2.1	Purchase Price of Products	3
2.2	Invoice and Payment	3
2.3	Review and Adjustment of Formula Price and Price Cap	3
2.4	Taxes	4
Section 3.	Consideration for Manufacturing Rights	4
3.1	MANUFACTURER Payments	4
Section 4.	Product Processes; Changes; New Products	5
4.1	Product Processes and Specifications	5
4.2	Changes	6
4.3	Changes Initiated by Company	6
4.4	Implementation	6
4.5	New Products	7

i

Section 5.	Ownership and IPR	7
5.1	MANUFACTURER-Furnished Items	7
5.2	Products	7
5.3	Product Processes	8
5.4	Names, Trade Names and Trademarks	8
5.5	Implementation	8
Section 6.	Protection of Confidential Information	8
6.1	General	8
6.2	Exceptions	9
Section 7.	Term and Termination	9
7.1	General	9
7.2	Optional Termination	9
7.3	Termination for Material Breach or Default	9
7.4	Termination for Act of Insolvency	10
7.5	End of the Term	10
Section 8.	Indemnification	10
8.1	By Company	10
8.2	By MANUFACTURER	11
8.3	Notice and Cooperation	11
8.4	Waiver of Certain Immunities, Defenses and Protections Relating to Employee Injuries	11
Section 9.	Miscellaneous	11
9.1	Independent Contractor	11
9.2	Notices	12

9.3	Compliance With Laws	12
9.4	Rights and Remedies Cumulative	12
9.5	Publicity	12
9.6	Nonwaiver	13
9.7	Assignment	13
9.8	No Third Party Beneficiaries	13
9.9	Severability	13
9.10	Attorneys’ Fees	14
9.11	Applicable Law	14
9.12	Amendments	14
9.13	Entire Agreement	14

List of Exhibits
Exhibit	Description	Reference
A	Glossary	Preamble
B	Product Description and Specifications	Glossary

MANUFACTURING AND SUPPLY AGREEMENT

This Agreement, dated as of 01 July 2006 is made and entered into by and between: Combimatrix Corporation, a Delaware corporation (“Company”); and Furuno Electric Company, Ltd, a Japanese corporation (“MANUFACTURER”). The definitions of certain terms used in this Agreement are set forth in the Glossary attached as Exhibit A.

Recitals

A.    Company develops, markets and sells electrode-containing microarray devices having content synthesized thereon or ready for synthesis, associated software, associated reagents, and associated instrumentation.

B.    MANUFACTURER manufactures medical devices having the ability to transfer exact amounts of fluids.

C.    Company desires to engage MANUFACTURER, and MANUFACTURER desires to be engaged by Company, to exclusively manufacture and supply a certain Synthesizer instrument developed under the Development Agreement dated 09 August 2004 (“BTS”) to Company subject to and in accordance with the terms and conditions of this Agreement.

Agreement

The Parties agree as follows:

Section 1.	Purchase and Sale of Products

1.1	Orders

MANUFACTURER shall make and deliver to Company or its designee such Products as Company may from time to time order from MANUFACTURER under this Section 1. Each of Company’s orders under this Section 1 shall specify: (a) the name and part number of each Product being ordered; (b) the quantity of each Product being ordered; (c) the purchase price of each Product being ordered; (d) the dates upon which the Products are to be shipped by MANUFACTURER, (e) the destination to which the Products are to be shipped by MANUFACTURER; (f) the purchase order number and billing instructions; and (g) any additional shipping instructions (including, without limitation, specification of any particular carrier, insurance, means of shipment or packaging required by Company), provided however that unless otherwise approved by MANUFACTURER, Company shall not specify any date for delivery of any Product less than four (4) months after the date that Company submits the order to MANUFACTURER.

1.2	Delivery

Prior to shipment, MANUFACTURER shall inspect each Product to ensure compliance with the warranty set forth in paragraph 1.5 and compliance with performance specifications, which specifications are to be agreed to by the parties. MANUFACTURER shall properly package the Products in accordance with the Specifications, any instructions set forth in Company’s order and as otherwise required for protection against any damage or deterioration during shipment. MANUFACTURER shall ship all Products ordered by Company pursuant to paragraph 1.1 in accordance with all shipping instructions set forth in Company’s order. Unless otherwise specified in the applicable order, MANUFACTURER shall ship all Products FOB the MANUFACTURER Facility to the shipping destination specified in the applicable order. Company shall pay or reimburse all shipping costs reasonably incurred by MANUFACTURER to ship any Products in accordance with the shipping instructions set forth in Company’s order, including duties and customs costs. Title of the Products shall pass to Company upon MANUFACTURER’s receipt of the payment for the said Products. Risk of loss with respect to any Product shall pass to Company upon loading of the Product at Manufacturer to the carrier in accordance with Company’s order.

1.3	Rejection of Noncomplying Products

Company may reject any Product, within thirty (30) days after the Company’s receipt thereof that does not comply with the Warranty set forth in paragraph 1.5. Company shall not be obligated to pay any purchase price, shipping costs or other amounts otherwise payable to MANUFACTURER for any Products rejected in accordance with this paragraph.

1.4	Schedule; Delay

MANUFACTURER shall ship all Products ordered by Company under this Section 1 in accordance with the shipping schedule and instructions set forth in Company’s applicable order under paragraph 1.1. Should MANUFACTURER anticipate that the shipment of any Products ordered by Company be delayed by any reason, MANUFACTURER shall notify Company thereof immediately, and thereafter MANUFACTURER and Company shall discuss in good faith on the shipment date of the Products. However, MANUFACTURER shall not be liable for any delay in shipment due to any causes that are beyond the reasonable control of MANUFACTURER and that cannot be overcome by MANUFACTURER’s exercise of reasonable diligence, provided that MANUFACTURER gives Company prompt notice of any circumstances that may give rise to any delay, the anticipated duration of delay and the action being taken by MANUFACTURER to mitigate the delay and that MANUFACTURER uses its reasonable best efforts to mitigate the delay.

1.5	Warranty

MANUFACTURER warrants that, upon delivery, each Product shall: (a) comply with all applicable Specifications; (b) be free from all defects in material and workmanship; and (c) be free and clear of all mortgages, security interests, levies, liens and encumbrances. MANUFACTURER DISCLAIMS ALL OTHER WARRANTIES (INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE) REGARDING THE PRODUCTS AND Company HEREBY AGREES THAT NO SUCH OTHER WARRANTIES APPLY TO ANY PRODUCT.

The Warranty period shall be “[redacted]” from the date of shipment “[redacted]”from the Date of Installation at a customer facility, whichever comes first.

The warranty under this Section 1.5 shall be limited to free supply of replacement Products, parts or components to repair or replace any defective Products, and shall not apply to the defects arising from any of the foregoing:

(a) misuse or improper use of the Products;

(b) use of spare parts not supplied by MANUFACTURER;

(c) modification or alteration without prior written permission of MANUFACTURER; or

(d) the Products being repaired by unauthorized person.

1.6	Manufacturing Hold

During the period of “[redacted]” following the first order by Company, the Company may request MANUFACTURER to hold the fulfillment of a purchase order for a specified period of time. The maximum time period that an order may be held by the MANUFACTURER is “[redacted]”. The request to hold fulfillment of a purchase order by Company must be made before the shipping date of an order has been arranged by MANUFACTURER or no longer than “[redacted]” after the purchase order was sent by the Company.

1.7	Product Liability

MANUFACTURER shall maintain product liability insurance coverage for the Products as the manufacturer of the Products on such terms and conditions as MANUFACTURER deems suitable. Company shall maintain product liability insurance coverage as a distributor of the Products and other chemicals and disposable items consistent with the terms and conditions provided to customers.

1.8	Manuals

MANUFACTURER shall be responsible for the creation of and updating of a service manual with support from Company concerning hardware and firmware aspects of the BTS instrument. Company shall be responsible for the creation and updating of a Users Manual with support from MANUFACTURER concerning any and all external (to the BTS instrument) software aspects.

1.8	Location of Manufacture

Except as otherwise approved by Company in writing, MANUFACTURER shall Make all Products at the MANUFACTURER Facility. Upon Company’s request, MANUFACTURER shall provide Company safe and sufficient access to the MANUFACTURER Facility and any other location at which any Product may be Made as reasonably required for Company to observe, monitor and evaluate the Making of Products under this Agreement; provided that such access shall be during MANUFACTURER's normal business hours and will be conducted in a manner which does not unreasonably interfere with MANUFACTURER's business. MANUFACTURER shall ensure that the MANUFACTURER Facility and any other location at which any Product may be Made shall comply with any and all Governmental Requirements applicable to the Making of the applicable Products.

1.9	Product Records

MANUFACTURER shall prepare appropriate records regarding each Product Made under this Agreement (including, without limitation, records of the MANUFACTURER Direct Costs and the serial code, date code, lot number, inspector, and shipment information relating to each Product, but excluding the costs of raw materials, assembly procedures and adjustment procedures). MANUFACTURER shall maintain such records for a period of “[redacted]” years after the end of the Term. Upon Company’s request, MANUFACTURER shall make such records available for audit, inspection and reproduction by or on behalf of Company. Further, MANUFACTURER shall provide to Company a complete bill of materials for each Product showing the supplier and cost of each component of any Product together with such other information as Company may reasonably request regarding any Product.

1.10	Service Parts

MANUFACTURER will be responsible for creating a list of spare parts and a transfer price list. Company shall be responsible for setting up an instrument service infrastructure to service the installed base of BTS instruments, including an inventory of most frequently used spare parts. The MANUFACTURER inventory of parts shall include at a minimum an amount of commonly ordered spare parts sufficient to immediately meet demand based upon the installed base of BTS instruments in view of experience with component reliability.

1.11	Training

MANUFACTURER shall provide to Company’s personnel “[redacted]” training sessions for the service of the Products. MANUFACTURER shall bear the costs for trainers for such training, provided that all the traveling and lodging expenses of the Company trainees shall be borne by Company. Should Company require additional training, MANUFACTURER shall provide such additional training at the costs and expenses (including the costs for trainers) of Company.

1.12	Forecasts and Order Lead Time

Company shall provide revised rolling annual forecasts of projected BTS instrument sales by Company and third party distributors every “[reacted]”. The “[redacted]” forecasts shall each look ahead for “[redacted]” and shall not be binding. MANUFACTURER shall accept all orders and promise delivery within “[redacted]” from the date that Company provides a firm order.

Section 2.	Compensation

2.1	Purchase Price of Products

Unless otherwise agreed upon by the Parties in writing, Company shall pay MANUFACTURER a purchase price for each Product Made and delivered under Section 1 equal to the applicable Transfer Price according to Table 1 below (FOB Japan basis), provided, that such Transfer Price shall be adjusted pursuant to the provisions of Section 2.3. The Transfer Price shall be determined at the time of the order.

Cumulative Number of Units Ordered	Transfer Price per unit (US$)
“[redacted]”	“[redacted]”
“[redacted]”	“[redacted]”
“[redacted]”	“[redacted]”

2.2	Invoice and Payment

MANUFACTURER shall separately invoice Company for each shipment of Products pursuant to and in accordance with this Agreement. Each of MANUFACTURER’s invoices under this paragraph shall specify the following with respect to the Products included in the shipment: (a) the number and date of Company’s purchase order for such Products; (b) the quantity of each Product; (c) the purchase price payable under paragraph 2.1; and (d) any shipping costs to be reimbursed by Company pursuant to paragraph 1.2. MANUFACTURER shall provide such additional documentation and information as Company may reasonably request relating to any invoice submitted by MANUFACTURER under this paragraph. Within “[redacted]”after receipt of any invoice under this paragraph, Company shall pay to MANUFACTURER the amount properly due and payable under the invoice in United States dollars. The terms and conditions in Company’s purchase order shall apply. Company and MANUFACTURER agree that the provisions of this Agreement prevail over the provisions of the terms and conditions in Company’s purchase order.

2.3	Review and Adjustment of Transfer Price

The transfer price shall be adjusted based upon a review of the exchange rate between the U.S. dollar and the Japanese yen. The base exchange rate “X” shall be determined as the exchange rate existing on 01 July 2006 according to the Tokyo Mitsubishi Bank. The following 01 January and 01 July (six month intervals) each year the exchange rate shall be determined (successive exchange rates) based upon the published rate of Tokyo Mitsubishi Bank. If any of the successive exchange rates are either more than “[redacted]” or less than “[redacted]”(that is, a change of X of greater than or less than “[redacted]” the transfer price shall be adjusted to be fifty percent of the exchange rate difference from X. As an example, if the US dollar is “[redacted]” less than its “X” value on a successive determination date, the transfer price shall increase by five percent. The adjusted transfer price shall apply only to subsequent firm orders placed after the successive determination dates and not to orders that are in process.

2.4
Taxes. Unless otherwise agreed to in writing, each Party shall be solely responsible for the payment of all taxes, duties and other governmental charges imposed upon it in connection with the transactions contemplated hereby.

Section 3.	Consideration for Manufacturing Rights

3.1
MANUFACTURER Payments. MANUFACTURER shall pay to Company the sum “[redacted]” after the sale of the “[redacted]” BTS instrument (Product) under this Agreement. In addition, MANUFACTURER shall pay to Company “[redacted]” after the sale of the “[redacted]”BTS instrument (Product) under this Agreement. The payments under this section 3.1 are unrefundable once made.

3.2	Exclusive Manufacturing Rights. Company grants to MANUFACTURER the exclusive right to manufacture the BTS instrument, as described in the Specification herein, for the term of this Agreement.

3.3	Third Party Distributors. The Company shall control Product distribution and the selection of third party distributors of the Product.

Section 4.	Product Processes; Changes; New Products

4.1	Product Processes and Specifications

Any Specifications and Product Processes that are not set forth or referenced in the applicable Supplement shall be subject to Company’s approval. Prior to the first Making of any Product, MANUFACTURER shall prepare and submit to Company’s approval for any such Specifications and Product Processes that are required for the Making of the applicable Product. MANUFACTURER shall provide such information as Company may request regarding Product Processes. Company will promptly review and either approve or disapprove MANUFACTURER's proposal for any such Specifications and Product Processes. If Company disapproves any of the Specifications or Product Processes proposed by MANUFACTURER, MANUFACTURER shall revise them taking into account the reasons for Company’s disapproval, and resubmit the same to Company. The parties will repeat this process until Company approves the required Specifications and Product Processes. If the Parties do not agree upon any such Specifications or Product Processes that are required for the Making of the applicable Product within “[redacted]” after submitted by MANUFACTURER or such later date as may be agreed upon by the Parties, then either Party may terminate the Supplement for such Product by giving the other Party at least “[redacted]” advance written notice of such termination. MANUFACTURER shall be solely responsible for the Specifications and Product Processes, notwithstanding any approval by Company. MANUFACTURER shall ensure that each Product is Made in accordance with the applicable Specifications and Product Processes.

4.2	Changes

The Parties may make such changes in the Specifications and Product Processes as they may mutually agree upon from time to time. Neither Party shall have the right to make any unilateral change in the Specifications or Product Processes. If the BTS instrument is changed significantly or if improved features are added, the transfer price shall be renegotiated in view of any added costs or reduced costs of the BTS instrument.

4.3	Changes Initiated by Company

Company may make changes in the Specifications by giving MANUFACTURER reasonable advance written notice of the change, provided that any of the following changes shall be subject to MANUFACTURER’s approval, which shall not be unreasonably withheld or delayed: (a) any change that requires any resources (including, without limitation, IPR) that are not provided by Company or commercially available to MANUFACTURER; (b) any change that causes a material increase in the MANUFACTURER’s costs to Make the applicable Product; or (c) any change that affects compliance with any Governmental Requirement (e.g., by requiring either Party to obtain or modify any approval, consent, authorization or other action of any governmental authority having jurisdiction).

4.4	Implementation

In the event of any change in the Specifications or the Product Processes pursuant to this Section 4, the Parties shall amend the Product Documentation or Product Process Documentation as reasonably required to reflect the change. Further, if any such change causes an increase or decrease in the MANUFACTURER’s costs to make any Product, then the price for such Product shall be discussed in good faith and agreed upon between the parties hereto.

4.5	New Products

The Parties may, from time to time, add new Products to the scope of this Agreement by executing a new Supplement for each such new Product.

Section 5.	Ownership and IPR

5.1	MANUFACTURER-Furnished Items

MANUFACTURER hereby reserves ownership of all tooling, equipment and related items furnished and used by MANUFACTURER in performing services under this Agreement, together with all IPR associated with ownership of such items.

5.2	Products

Except for the license granted under this paragraph or otherwise agreed upon by the Parties in writing after the date of this Agreement: (a) Company reserves any and all IPR that Company may have or acquire in or to the Products, the Specifications and the Product Documentation; and (b) MANUFACTURER hereby assigns and transfers to Company any and all IPR that MANUFACTURER may have or acquire in or to any of the Products, the Specifications or the Product Documentation in connection with MANUFACTURER’s activities under this Agreement. Company hereby grants to MANUFACTURER a royalty-free, nonexclusive license, without any right to sublicense, to Use the Specifications, Product Documentation and Product IPR to Make Products for Company pursuant to and in accordance with this Agreement.

5.3	Product Processes

Except for the licenses granted under this paragraph or otherwise agreed upon by the Parties in writing after the date of this Agreement: MANUFACTURER reserves any and all IPR that MANUFACTURER may have or acquire in or to the Product Processes and the Product Process Documentation; and Company reserves any and all IPR that Company may have or acquire in or to any of the Product Processes.

5.4	Names, Trade Names and Trademarks

This Agreement does not grant, create, assign or transfer to either Party any license or other right with respect to any name, trade name or trademark of the other Party. The foregoing shall not be interpreted or construed as prohibiting either Party from disclosing the existence of this Agreement or the fact that the other Party is a party to this Agreement.

5.5	Implementation

Each Party shall take such action (including, without limitation, the execution, delivery and filing of documents and the provision of information, documents and testimony) as the other Party may reasonably request to effect, perfect, evidence or protect the Parties’ respective IPR and other property as described in this Section 5, provided that the requesting Party shall pay or reimburse all of the costs reasonably incurred by the other Party in taking any action requested pursuant to this paragraph.

Section 6.	Protection of Confidential Information

6.1	General

In the performance of this Agreement, either Party may disclose to the other Party certain Confidential Information. In such event, the Recipient shall protect such Confidential Information of the Discloser against any unauthorized Use or Distribution to the same extent that the Recipient protects its own Confidential Information of a similar nature against unauthorized Use or Distribution (but in no event using less than commercially reasonable efforts to protect the Confidential Information), provided that the Confidential Information of the Discloser is conspicuously marked or otherwise identified as confidential or proprietary upon receipt by the Recipient or the Recipient otherwise knows or has reason to know that the same is Confidential Information of the Discloser. For purposes of the foregoing, the Specifications and Product Documentation shall be presumed to be Confidential Information of Company without any particular marking or other identification as being confidential or proprietary. Without limiting the foregoing: (a) the Recipient shall Use such Confidential Information solely for the purposes for which it has been disclosed by the Discloser; (b) the Recipient shall disclose such Confidential Information only to those of its employees, agents, consultants and other representatives who have a need to know the same for the purposes described in (a) above, and who understand and acknowledge their obligation and willingness to preserve and hold such Confidential Information in strict confidence; (c) the Recipient shall not copy or authorize the copying of any Confidential Materials, except as required for the purposes described in (a) above or otherwise authorized by the Discloser in writing; and (d) any copy of any Confidential Materials that is Made or authorized by the Recipient shall contain all copyright, confidentiality or other proprietary notices contained on such document as delivered by the Discloser.

6.2	Exceptions

Paragraph 6.1 shall not be interpreted or construed to restrict or prohibit any Use: (a) that is reasonably necessary or appropriate in connection with the Recipient’s performance of its obligations or exercise of its rights under this Agreement or any other agreement between the Parties; (b) required by applicable law (e.g., pursuant to applicable securities laws or legal process), provided that the Recipient uses reasonable efforts to give the Discloser reasonable advance notice thereof and to limit the extent the Confidential Information is disclosed; (c) made with the consent of the Discloser or (d) are generally available in the public domain.

Section 7.	Term and Termination

7.1	General

The Term shall commence as of the date of this Agreement and shall continue unless and until terminated pursuant to paragraph 7.2, 7.3 or 7.4 of this Agreement.

7.2	Optional Termination

Either Party may terminate the Term by giving the other Party written notice of termination under this paragraph; provided, however, that no termination under this paragraph shall be effective prior to the later of: (a) “[redacted]”; or (b) the expiration of “[redacted]” after receipt of the notice of termination.

7.3	Termination for Material Breach or Default

If either Party commits a material breach of or default under this Agreement, then the other Party may give notice that the breach or default has occurred (including, but not necessarily limited to, a statement of the facts relating to the breach or default, the provisions of this Agreement that are in breach or default, and the action required to cure the breach or default) and that the Term shall terminate pursuant to this paragraph if the breach or default is not cured within “[redacted]” after receipt of notice (or such later date as may be specified in such notice). If the specified breach or default is not cured within “[redacted]” after receipt of such notice (or such later date as may be specified in such notice), then the Term shall terminate.

7.4	Termination for Act of Insolvency

If an Act of Insolvency occurs with respect to either Party, then the other Party may terminate the Term by giving written notice of such termination.

7.5	End of the Term

Should this Agreement be terminated by either party pursuant to paragraphs 7.2, 7.3 or 7.4, the following shall apply, unless otherwise agreed by the Parties: (a) the Parties shall cooperate to effect an orderly, efficient, effective and expeditious termination of their respective activities under this Agreement; (b) MANUFACTURER shall deliver to Company any and all Company-Furnished Items and any other property of Company then in MANUFACTURER’s possession or control; and (c) Sections 2, 6, 7.5, 8 and 9 shall survive. In the event the MANUFACTURER terminates this Agreement due to a breach by Company under paragraph 7.3, MANUFACTURER may cancel any outstanding orders without any cost, penalty or liability to MANUFACTURER.

Section 8.	Indemnification

8.1	By Company

Company shall defend and indemnify MANUFACTURER from and against any and all claims that may arise out of or in connection with any: (a) property damage or bodily injury (including death), if and to the extent the same is attributable to the fault, negligence or strict liability of Company, or any employee, subcontractor or supplier of Company, or any other Person acting under the direction or supervision of Company or its subcontractors or suppliers (other than MANUFACTURER or MANUFACTURER’s employees, subcontractors or suppliers); “[redacted]” Without limiting the foregoing, Company shall pay or reimburse any and all costs and expenses (including, but not limited to, reasonable attorneys’ fees) incurred in connection with the defense, settlement or satisfaction of any such claim (including, but not limited to, any damages, liabilities or losses based upon any such claim).

8.2	By MANUFACTURER

MANUFACTURER shall defend and indemnify Company from and against any and all claims that may arise out of or in connection with any: (a) property damage or bodily injury (including death), if and to the extent the same is attributable to the fault, negligence or strict liability of MANUFACTURER, or any employee, contractor or supplier of MANUFACTURER, or any other Person acting under the direction or supervision of MANUFACTURER or its subcontractors or suppliers (other than Company or Company’s employees, subcontractors or suppliers); “[redacted]” Without limiting the foregoing, MANUFACTURER shall pay or reimburse any and all costs and expenses (including, but not limited to, reasonable attorneys’ fees) incurred in connection with the defense, settlement or satisfaction of any such claim.

8.3	Notice and Cooperation

If any Party desires to enforce any other Party’s obligations under paragraphs 8.1 or 8.2 with respect to any claim thereunder, the enforcing Party shall: (a) give the other Party written notice of such claim promptly after the Party seeking to enforce such obligations receives notice of the same; (b) cooperate with the other Party in connection with the defense, settlement and satisfaction of such claim (at the other Party’s reasonable expense); and (c) not settle such claim without the prior written consent of the other Party, which consent shall not be unreasonably withheld.

8.4	Waiver of Certain Immunities, Defenses and Protections Relating to Employee Injuries

In connection with any action to enforce a Party’s obligations under paragraphs 8.1 or 8.2 above with respect to any claim arising out of any bodily injury (including death) to an employee of such Party, such Party waives any immunity, defense, or protection under any workers’ compensation, industrial insurance, or similar laws. This paragraph shall not be interpreted or construed as a waiver of a Party’s right to assert any such immunity, defense or protection directly against any of its own employees or such employee’s estate or other representatives.

Section 9.	Dispute Resolution

9.1 First Stage Consultation. All disputes, controversies and differences that may arise between the Parties hereto in respect of any Agreement shall try to be settled amicably through mutual consultation within “[redacted]” of a written settlement request of either Party.

9.2  ICC Arbitration.  Any disputes arising out of or in connection with any Agreement, including any question regarding its existence, validity, breach, violation or termination, shall be exclusively and finally settled under the Rules of Conciliation and Arbitration of the International Chamber of Commerce effective January 1st 1998 in the then applicable form (“ICC Rules”) by three arbitrators (the “Arbitral Tribunal”) appointed in accordance with the said ICC Rules. Such arbitration shall take place in (a) Seattle, Washington, United States of America, if initiated by MANUFACTURER, or (b) Osaka, Japan, if initiated by Company. Any award granted by the Arbitral Tribunal shall be final, binding and enforceable against the Parties. The arbitration shall at all times be held in the English language, provided, however, that (i) a Party may submit documents in the Japanese language and such submitted documents will only be translated into the English language if the Arbitral Tribunal or a Party so requests, and (ii) that the cost of translation of any such Japanese language documents shall be at the sole expense of the Party submitting such documents. Discovery shall only be admissible to the extent permitted and not prohibited under Article 20 of the ICC-Rules and agreed upon by the Parties who shall cooperate with one another at the outset of the proceeding to define the extent of discovery reasonably needed to complete the proceeding. The procedural law of the State of Washington shall otherwise be applied to any proceedings held in connection with said arbitration. Judgment upon an award rendered by the Arbitrators shall be binding and may be entered in any court with appropriate jurisdiction, and the Parties consent to jurisdiction therein for the purpose of such enforcement. Notwithstanding anything to the contrary contained in this Agreement or elsewhere, each of the parties hereby acknowledges and expressly agrees that any breach by it of this Agreement, which does or may result in loss of confidentiality of the Confidential Information, would cause irreparable harm to the other party for which money damages would not be an adequate remedy. Therefore, each of the Parties hereby agree, that in the event of any breach of this Agreement by it, the non-breaching Party will have the right to seek injunctive relief in a court of competent jurisdiction against continuing or further breach by the breaching Party, without the necessity of proof of actual damages, in addition to any other right which either Party may have under this Agreement, or otherwise in law or in equity.

Section 10.	Miscellaneous

10.1	Independent Contractor

Each Party is an independent contractor in the performance of this Agreement. Without limiting the generality of the foregoing, each Party shall properly withhold and pay, or ensure that a Third Party properly withholds and pays for, all federal income, workers’ compensation, employer’s liability, pension, deferred compensation, welfare, insurance and other employee taxes or benefits payable to or on behalf of any Person engaged by such Party to perform any of its obligations under this Agreement. Neither Party shall have, by virtue of this Agreement, any right, power or authority to enter into any contract or to assume or incur any other commitment or obligation in the name of or on behalf of, to act as the agent or representative of, or to otherwise bind the other Party. This Agreement shall not be interpreted or construed to create or evidence a partnership, joint venture or franchise among the Parties or as imposing any partnership, joint venture or franchise obligation or liability on either Party.

10.2	Notices

Any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given upon personal delivery to the Person to be notified, upon receipt of an electronic facsimile transmission, or upon deposit with the United States Post Office, postage prepaid, registered or certified with return receipt requested. Any notice to a Party shall be addressed to such Party at the address specified below, and to the attention of the individual designated.

If to MANUFACTURER:	Furuno Electric Company, Ltd. 2-20, Nishinomiyahama Nishinomiya-City, 662-0934, JAPAN Attention: Shun-ichi Nishi

If to Company:	Combimatrix Corporation 6500 Harbour Heights Parkway Mukilteo, Washington 98275 US Attention: Legal Department

Any Party may from time to time change such address or individual by giving the other Parties notice of such change in accordance with this paragraph.

10.3	Compliance With Laws

In performance of this Agreement, each Party shall comply with all applicable Governmental Requirements.

10.4	Rights and Remedies Cumulative

Any right or remedy afforded to either Party under any provision of this Agreement on account of any breach or default by the other Party is in addition to, and not in lieu of, any and all other rights and remedies afforded to such Party under any other provision of this Agreement, by law or otherwise on account of such breach or default.

10.5	Publicity

Neither Party shall issue any press release or similar publicity regarding this Agreement without the prior approval of the other Party. MANUFACTURER shall not use the name or any trade name or trademark of Company as a reference or in any sales, marketing or other promotional material without the prior written consent of Company.

10.6	Nonwaiver

The failure of either Party to insist upon or enforce strict performance of any provision of this Agreement, or to exercise any right or remedy under this Agreement, shall not be interpreted or construed as a waiver or relinquishment to any extent of such Party’s right to assert or rely upon any such provision, right or remedy in that or any other instance; rather, the same shall be and remain in full force and effect.

10.7	Assignment

Neither Party shall assign (voluntarily, by operation of law or otherwise) this Agreement or any right, interest or benefit under this Agreement without the prior written consent of the other Party, which consent shall not be unreasonably withheld. However, either Party may assign all of its rights, interests and benefits under this Agreement, without the prior written consent of the other Party, to any successor of the assigning Party’s entire business (e.g., by way of a merger, consolidation or other corporate reorganization or any sale other transfer of all or substantially all of the assets of the assigning Party), provided that the successor assumes or is otherwise bound by all of the assigning Party’s obligations and liabilities under this Agreement. No assignment, with or without such consent, shall relieve the assigning Party from any of its obligations or liabilities under this Agreement, whether arising before or after the assignment. Subject to the foregoing, this Agreement shall be fully binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

10.8	No Third Party Beneficiaries

This Agreement is for the benefit of, and shall be enforceable by, the Parties only. This Agreement is not intended to confer any right or benefit on any Third Party. No action may be commenced or prosecuted against a Party by any Third Party claiming as a third-party beneficiary of this Agreement or any of the transactions contemplated by this Agreement.

10.9	Severability

This Agreement shall be enforced to the fullest extent permitted by applicable law. If any provision of this Agreement is held to be invalid or unenforceable to any extent, then: (a) such provision shall be interpreted, construed or reformed to the extent reasonably required to render the same valid, enforceable and consistent with the original intent underlying such provision; (b) such provision shall be void to the extent it is held to be invalid or unenforceable; (c) such provision shall remain in effect to the extent that it is not invalid or unenforceable; and (d) such invalidity or unenforceability shall not affect any other provision of this Agreement or any other agreement between the Parties. If the invalidity or unenforceability is due to the unreasonableness of the scope or duration of the provision, then the provision shall remain effective for such scope and duration as may be determined to be reasonable.

10.10	Applicable Law

This Agreement shall be interpreted, construed and enforced in all respects according to the laws of the state of Washington without reference to its choice-of-law rules to the contrary, except to the extent preempted by the laws of the United States.

10.11	Amendments

No amendment, modification or waiver of any provision of this Agreement shall be valid unless set forth in a written instrument signed by the Party to be bound thereby.

10.12	Entire Agreement

This Agreement (including, without limitation, Exhibits A through B) sets forth the entire agreement, and supersedes any and all prior proposals, understandings and agreements between the Parties with regard to the Making of Products by MANUFACTURER.

IN WITNESS WHEREOF, the Parties have entered into and signed this Agreement as of the date first set forth above.

CombiMatrix Corporation: By: /s/ Amit Kumar President	Furuno Electric: By: /s/ Hidetoshi Tanigaki Managing Director

Exhibit A

Glossary

Whenever used in this Agreement with the initial letter capitalized, the following terms shall have the following specified meanings:

“Act of Insolvency” means the occurrence of any of the following: (a) the filing of a petition by or against a Party to have such a Party adjudged as bankrupt or a petition for reorganization or arrangement of such Party under any Debtor Relief Law (unless, in the case of a petition filed against such Party, the same is dismissed within “[redacted]” after it is filed); (b) the making of any general assignment or general arrangement for the benefit of a Party’s creditors under any Debtor Relief Law; (c) the appointment of a trustee or receiver to take possession of all or substantially all of a Party’s assets under any Debtor Relief Law (unless such possession is returned to such Party within “[redacted]” after such appointment); (d) the attachment, execution or other judicial seizure of all or substantially all of a Party’s assets (unless the same is released within “[redacted]”; or (e) the dissolution or liquidation by or of a Party, or the adoption of any plan of dissolution or liquidation, if such Party does not continue as a viable business in altered form.

“Confidential Information” means any information that is proprietary or confidential or that a Party is obligated to keep confidential (e.g., pursuant to a contractual or other obligation owing to a Third Party). Confidential Information may be of a technical, business or other nature (including, but not limited to, information that relates to a Party’s technology, research, development, Products, customers, employees, contractors, marketing plans, finances, contracts, legal affairs or business affairs). However, Confidential Information does not include any information that: (a) was known to the Recipient prior to receiving the same from the Discloser in connection with this Agreement; (b) is independently developed by the Recipient; (c) is acquired by the Recipient from another source without restriction as to Use or disclosure; or (d) is or becomes part of the public domain through no fault or action of the Recipient.

“Confidential Material” means any document, diskette, tape, writing, prototype or other tangible item (whether in handwritten, printed, coded, magnetic, electronic or other form or media) that contains, displays, embodies or manifests any Confidential Information.

 “Debtor Relief Law” means any bankruptcy, moratorium, insolvency, reorganization, liquidation, conservatorship, or similar law, now or hereafter in effect, for the relief of debtors and that affects the rights of creditors generally.

“Discloser” means a Party that discloses Confidential Information to the other Party.

“Governmental Requirement” means any law, rule, regulation, order, judgment, decree, standard or other requirement of any legislative, administrative, judicial, military, civil or other authority having jurisdiction.

“MANUFACTURER Facility” means the MANUFACTURER Production and testing facilities specified in the Supplement.

“IPR” means any patent, copyright, trademark, service mark, trade name, trade secret, mask work, moral right or other intellectual property right under the laws of any jurisdiction, whether registered, unregistered, statutory, common law or otherwise (including, without limitation, any rights to sue, recover damages or obtain relief for any past infringement, and any rights under any application, assignment, license, legal opinion, or search).

“Make” (or any conjugation thereof as the context may require) means to manufacture, fabricate, assemble, produce or otherwise make (or any conjugation thereof as the context may require).

“Party” means MANUFACTURER, Company or any Person that acquires all of the right, title or interest of MANUFACTURER or Company in this Agreement in accordance with paragraph 9.7.

“Person” means any individual, corporation, limited liability company, partnership, trust, association, governmental authority or other entity.

“Product” means the BTS instrument to be Made by MANUFACTURER for Company under this Agreement, as more particularly described in the Specifications of Exhibit B.

“Product Documentation” means the designs, drawings, plans, bills of materials, specifications and other documentation (whether in handwritten, printed, coded, magnetic, electronic or other form or media) that defines or otherwise describes any Product, all as set forth or referenced in the applicable Supplement or otherwise agreed upon by the Parties.

“Product Processes” means the methods, techniques, procedures and processes Used by MANUFACTURER in the Making of Products.

“Product Process Documentation” means the designs, drawings, plans, bills of materials, specifications and other documentation (whether in handwritten, printed, coded, magnetic, electronic or other form or media) developed by or for either Party that defines or otherwise describes the Product Processes, all as set forth or referenced in the applicable Supplement or otherwise agreed upon by the Parties.

“Recipient” means a Party that receives Confidential Information from the other Party.

“Specifications” means the descriptions, criteria, designs, drawings, specifications and other requirements relating to the size, form, fit, functionality, performance, durability, quality, color, composition and other characteristics of the Products, all as set forth or referenced in Exhibit B, the Product Documentation or otherwise provided by Company and MANUFACTURER in writing and accepted by both Company and MANUFACTURER. The Specifications may be supplemented by the Parties as provided herein.

“Term” means the period of time set forth in Section 6.

“Third Party” means any Person that is not a Party.

“Use” (or any conjugation thereof as the context may require) means employ, consume, incorporate, manipulate, operate, perform, copy, duplicate, display, publish, disclose or otherwise use (or any conjugation thereof as the context may require).

Exhibit B

Product Description and Product Specifications

1. “[redacted]”

2. “redacted]”

B-1